Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:29 PM 03/20/2008
FILED 04:14 PM 03/20/2008
SRV 080340857 – 3237078 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
YUKON GOLD CORPORATION, INC.
______________________________________________

Pursuant to Section 242 of the
Delaware General Corporation Law

THE UNDERSIGNED, the Chief Executive Officer of YUKON GOLD CORPORATION, INC. (the "Corporation"), a corporation organized under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.

The Certificate of Incorporation of this Corporation is amended by changing the paragraph, "FOURTH:" to read as follows:

"FOURTH: The Corporation shall have the authority to issue 150,000,000 shares of common stock, par value $.0001 per share."

2.

This amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the unanimous written consent of the Board of Directors and by the majority vote at a duly called and held meeting of the Shareholders of the Corporation.

IN WITNESS WHEREOF, I have hereunto signed this certificate of amendment of certificate of incorporation of YUKON GOLD CORPORATION, INC. this 18th day of March, 2008.

/s/ Ronald K. Mann
Ronald K. Mann,
President and Chief Executive Officer